UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kellogg Company

(Name of Registrant as specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Share Owner:

It is my pleasure to invite you to attend the 2004 Annual Meeting of Share Owners of Kellogg Company. The meeting will be held at 1:00 p.m. on Friday, April 23, 2004, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Attendance at the Annual Meeting will be limited to Share Owners only. If you plan to attend the meeting, please detach the Admission Ticket attached to your Proxy card and bring it to the meeting.

If you are a Share Owner whose shares are not registered in your own name or you will be receiving your materials electronically and you plan to attend, please request an Admission Ticket by writing to the following address: Kellogg Company Share Owner Services, One Kellogg Square, Battle Creek, MI 49016-3599. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Share Owners without tickets will only be admitted to the meeting upon verification of stock ownership.

Share Owners needing special assistance at the meeting are requested to contact Share Owner Services at the address listed above.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the Proxy card.

Sincerely,

Carlos M. Gutierrez
Chairman of the Board
Chief Executive Officer

March 17, 2004

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016-3599

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO BE HELD APRIL 23, 2004

TO OUR SHARE OWNERS:

      The Annual Meeting of Share Owners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. on Friday, April 23, 2004, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2007 Annual Meeting of Share Owners;

2.	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP for the Company’s 2004 fiscal year;

3.	To consider and act upon a Share Owner proposal to report on the impacts of genetically engineered food, if presented at the meeting; and

4.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

      Only Share Owners of record at the close of business on March 4, 2004, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

By Order of the Board of Directors,

Gary H. Pilnick

Senior Vice President,
General Counsel and Secretary

March 17, 2004

ELECTRONIC VOTING:

You may now vote your shares by telephone or over the Internet.

Voting electronically is quick, easy, and saves the Company money.

Just follow the instructions on your Proxy card.

ELECTRONIC DELIVERY:

Reduce paper mailed to your home and help lower the Company’s printing and postage costs!

The Company is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Share Owners, and related materials on-line. With your consent, we will stop sending paper copies of these documents unless you notify us otherwise.

To participate, follow the easy directions below.

You will receive notification when the materials are available for review.

ACT NOW. . . . IT’S FAST AND EASY

Just follow these 2 easy steps:

1.	Log on to the Internet at www.icsdelivery.com/kelloggs.

2.	Follow the instructions on the website.

PROXY STATEMENT
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
RATIFICATION OF INDEPENDENT AUDITORS FOR 2004
SHARE OWNER PROPOSAL
REPORT ON IMPACTS OF GENETICALLY ENGINEERED FOOD
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION TO THE PROPOSAL

KELLOGG COMPANY

ONE KELLOGG SQUARE

BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHARE OWNERS

TO BE HELD ON FRIDAY, APRIL 23, 2004

Solicitation of Proxy

      This Proxy Statement and the accompanying Proxy are furnished to Share Owners of Kellogg Company in connection with the solicitation of Proxies for use at the Annual Meeting of Share Owners of the Company to be held in Battle Creek, Michigan, on Friday, April 23, 2004, or any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Company.

Mailing Date

      The Annual Report of the Company for 2003, including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the Proxy, were first mailed to Share Owners on or about March 17, 2004.

Who Can Vote — Record Date

      The record date for determining Share Owners entitled to vote at the Annual Meeting is March 4, 2004. Each of the approximately 412,380,003 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

How to Vote — Proxy Instructions

      If you are a holder of record of Kellogg Company common stock, you may vote your shares either (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your Proxy card. Share Owners who hold their shares in “street name” will need to obtain a Proxy form from the institution that holds their shares and must follow the voting instructions given by that institution.

      The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the Proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 22, 2004. If you wish to vote using the Proxy card, complete, sign, and date your Proxy card and return it to us before the meeting.

      Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the Proxy card), whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for the Company’s 2004 fiscal year (Proposal 2 on the Proxy card), and whether you approve, disapprove, or abstain from voting on the Share Owner proposal to report on the impacts of genetically engineered foods, which may be presented at the meeting (Proposal 3 on the Proxy card).

      If you do not specify how you want to vote your shares on your Proxy card, or when giving your Proxy by telephone or over the Internet, we will vote them “For” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below, “For” Proposal 2 and “Against” Proposal 3, and otherwise at the discretion of the persons named in the Proxy card.

      When a properly executed Proxy is received, the shares represented thereby, including shares held under the Company’s Dividend Reinvestment Plan, will be voted by the persons named as the Proxy according to each Share Owner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company’s Savings and Investment Plans.

Revocation of Proxies

      If you are a holder of record, you may revoke your Proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary;

(2)	by submitting another Proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

Quorum

      A quorum of Share Owners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Share Owners at the Annual Meeting are present, in person or by Proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of directors (Proposal 1) and for ratification of PricewaterhouseCoopers LLP as independent auditors (Proposal 2), but not for the Share Owner proposal (Proposal 3).

Required Vote

      The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. For that reason, any shares not voted for the election of nominees will not affect the outcome of the election of directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate this will occur.

      The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor (Proposal 2) and to approve the Share Owner proposal (Proposal 3). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 and 3. Shares subject to a broker “non-vote” will not be considered as present with respect to Proposal 3 and will not affect the outcome on that proposal.

Other Business

      The Company does not intend to bring any business before the meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the enclosed Proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.

Costs

      The Company pays for the preparation and mailing of the Notice of Annual Meeting and Proxy Statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding Proxy-soliciting materials to the beneficial owners of the common stock of the Company at our expense.

SECURITY OWNERSHIP

Five Percent Holders

      The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than five percent (5%) of the Company’s common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	December 26, 2003

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Company, Inc. One Wall Street New York, NY 10286	124,014,940 shares(2)	30.3%
George Gund III 39 Mesa Street San Francisco, CA 94129	36,298,936 shares(3)	8.9%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	33,456,613 shares(4)	8.2%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Trust”) are Carlos M. Gutierrez, William C. Richardson, Jonathan T. Walton, and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Foundation”), is the sole beneficiary of the Trust. Under the agreement governing the Trust (the “Agreement”), at least one trustee of the Trust must be a member of the Foundation’s Board and one trustee of the Trust must be a member of the Company’s Board. The Agreement provides if a majority of the trustees of the Trust (which majority must include the corporate trustee) cannot agree on how to vote the stock of the Company, the Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Foundation has the power to approve successor trustees, and to remove any trustee of the Trust.

(2)	The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York and its subsidiaries hold 124,790,093 shares for various persons in various fiduciary capacities. The Bank of New York has sole voting power for 229,668 shares, shared voting power for 124,560,425 shares (including those shares beneficially owned by the Trust), sole investment power for 182,904 shares, and shared investment power for 124,041,233 shares (including those shares beneficially owned by the Trust).

(3)	George Gund III has sole voting power for 224,000 shares, shared voting power for 36,074,936 shares, and shared investment power for 6,490,492 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,963,800 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a director of the Company, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,621,718 shares, shared voting power for 22,901 shares, sole investment power for 30,147,202 shares, and shared investment power for 101,016 shares.

Officer and Director Stock Ownership

      The following table shows the number of shares of common stock of the Company beneficially owned as of February 1, 2004, by each director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors, nominees, and executive officers as a group.

	Common Stock

Name	Shares Beneficially Owned(1)	Units(2)

Benjamin S. Carson, Sr.(3)	30,666	-0-
John T. Dillon(3)	28,813	-0-
Claudio X. Gonzalez(3)	38,567	13,897
Gordon Gund(3)(5)	51,927	38,985
Carlos M. Gutierrez(4)(6)	2,066,487	-0-
Alan F. Harris(7)	634,740	-0-
James M. Jenness(3)	125,814	6,526
Dorothy A. Johnson(3)	38,807	9,705
L. Daniel Jorndt(3)	39,711	3,186
Ann McLaughlin Korologos(3)	38,875	11,342
A. D. David Mackay	974,110	-0-
Jeffrey W. Montie	272,632	-0-
William D. Perez(3)	27,804	731
King T. Pouw	387,923	-0-
William C. Richardson(3)(4)	31,283	12,733
John L. Zabriskie(3)	36,634	10,648
All directors, nominees, and executive officers as a group(8)(9)	5,614,644	107,753

(1)	Includes the following number of shares which the named persons have the right to acquire through exercise of an option, or otherwise, by April 1, 2004: Dr. Carson, 20,000 shares; Mr. Dillon, 18,750 shares; Mr. Gonzalez, 20,000 shares; Mr. Gund, 20,000 shares; Mr. Gutierrez, 1,836,713 shares; Mr. Harris, 566,928 shares; Mr. Jenness, 118,750 shares; Ms. Johnson, 20,000 shares; Mr. Jorndt, 5,850 shares; Ms. McLaughlin Korologos, 20,000 shares; Mr. Mackay, 938,614 shares; Mr. Montie, 240,170 shares; Mr. Perez, 20,000 shares; Mr. Pouw, 335,964 shares; Dr. Richardson, 20,000 shares; Dr. Zabriskie, 20,000 shares; and all directors, nominees, and executive officers as a group, 4,868,756 shares.

(2)	Represents the number of common stock units held under the Deferred Compensation Plan for Non-Employee Directors as of February 1, 2004. The units have no voting rights.

(3)	Includes the following number of shares held in the Company’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 9,366 shares; Mr. Dillon, 7,064 shares; Mr. Gonzalez, 15,627 shares; Mr. Gund, 15,527 shares; Mr. Jenness, 7,064 shares; Ms. Johnson, 8,469 shares; Mr. Jorndt, 3,861 shares; Ms. McLaughlin Korologos, 15,312 shares; Mr. Perez, 7,304 shares; Dr. Richardson, 10,883 shares; Dr. Zabriskie, 12,634 shares; and all directors as a group, 113,110 shares.

(4)	Does not include shares owned by the W. K. Kellogg Foundation Trust as to which Mr. Gutierrez and Dr. Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation have current beneficial interests.

(5)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by George Gund III.

(6)	Includes 7,443 shares held for the benefit of Mr. Gutierrez’s children, over which he disclaims beneficial ownership, and 60,467 shares owned by Mr. Gutierrez’s wife.

(7)	Includes 8,825 shares owned by Mr. Harris’ wife.

(8)	Includes 224,371 shares owned by spouses; shares owned by, or held for the benefit of, children, over which the applicable director, nominee, or executive officer disclaims beneficial ownership; shares held in the Company’s Savings and Investment Plans, which contain some restrictions on investment; and restricted shares, which contain some restrictions on investment.

(9)	Represents approximately 1.4% of the Company’s issued and outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater-than-10% Share Owners to file reports with the Securities and Exchange Commission (“SEC”). SEC regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to the Company, we believe that all of these reporting persons timely complied with their filing requirements, except that an amended Form 3 was filed to report an additional 3,223 shares owned by an executive officer, Celeste Clark. The original Form 3 was filed in September 2003, and these shares were inadvertently omitted.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of five independent (as defined by the New York Stock Exchange Listing Standards) directors, met six times in 2003, and operates under a written charter approved by the Board of Directors in 2003, which is posted on the Company’s website at www.kelloggcompany.com/ corporategovernance. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of the Company’s financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of the Company’s internal and external auditors) and the Company’s compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements to be included in the 2003 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

      The Committee reviewed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, No. 89, “Audit Adjustments” and No. 90 “Audit Committee Communications.”

      The Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including matters in the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Committee also has considered whether the provision by the auditors of non-audit professional services is compatible with maintaining the auditors’ independence.

      The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also periodically meets with the General Counsel, Corporate Controller, and Vice President of Internal Audit.

      In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, for filing with the SEC. The Committee also reappointed the Company’s independent auditors for the Company’s 2004 fiscal year.

AUDIT COMMITTEE

John T. Dillon, Chairman
L. Daniel Jorndt
Ann McLaughlin Korologos
William D. Perez
John L. Zabriskie

Audit Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q was approximately $2.5 million for 2003 and approximately $2.1 million for 2002.

Audit-Related Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q which were not included in “Audit Fees” above was approximately $.6 million in 2003 and approximately $.5 million in 2002. This assistance and related services generally consisted of internal control reviews, assistance with internal control reporting requirements, consultation on the accounting or disclosure treatment of transactions or events, and the impact of final or proposed rules or interpretations and employee benefit plan audits.

Tax Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.9 million in 2003 and approximately $3.7 million in 2002. These tax compliance, tax advice, and tax planning services generally consisted of U.S., federal, state, local, and international tax planning, compliance and advice, and expatriate and executive tax services.

All Other Fees

      The aggregate amount of all other fees billed to the Company by PricewaterhouseCoopers LLP for services which were rendered to the Company, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in 2003 and approximately $6.1 million for 2002. These other fees in 2002 generally consisted of information technology advice.

Preapproval Policies and Procedures

      The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall, except as indicated in the next sentence, preapprove all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors (and their affiliates), and shall disclose such items in the Company’s SEC filings to the extent required. The Chairman of the Audit Committee has been delegated the authority to preapprove up to $500,000 of such engagements and services, but shall report such preapproval at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Company management.

      Under the policies and procedures adopted by the Audit Committee, the Audit Committee preapproves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months, or a longer specified period, except for the services and engagements which the Chairman has been authorized to preapprove.

      All of the services described above for 2003 were preapproved by the Audit Committee or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Proposal 1.

ELECTION OF DIRECTORS

      The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven nor more than fifteen directors divided into three classes as nearly equal in number as possible, and that each director shall be elected for a term of three years with the term of one class expiring each year.

      Four directors are to be reelected at the Annual Meeting to serve for a term ending at the 2007 Annual Meeting of Share Owners, and the Proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.

      The Board of Directors recommends that the Share Owners vote “FOR” the following nominees: Benjamin S. Carson, Sr., Gordon Gund, Dorothy A. Johnson, and Ann McLaughlin Korologos. Each nominee was proposed for reelection by the Nominating and Governance Committee for consideration by the Board and presentment to the Share Owners.

Nominees for Election for a three-year term expiring at the 2007 Annual Meeting

BENJAMIN S. CARSON, SR. Dr. Carson, age 52, has served as a director of the Company since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 64, has served as a director of the Company since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is the principal owner of the Cleveland Cavaliers NBA team. He is also a director of Corning Incorporated.

DOROTHY A. JOHNSON. Ms. Johnson, age 63, has served as a director of the Company since 1998. Ms. Johnson is President of Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000, and is on the Board of Directors of the Corporation for National and Community Service and AAA Michigan. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 62, has served as a director of the Company since 1989. She is currently Senior Advisor to Benedetto, Gartland & Company, Inc.; Chairman Emeritus of The Aspen Institute, a nonprofit organization; Vice Chairman, RAND Board of Trustees; and former U.S. Secretary of Labor. She is also a director of Microsoft Corporation; AMR Corporation (and its subsidiary, American Airlines); Host Marriott Corporation; Fannie Mae; Harman International Industries, Inc.; and Vulcan Materials Company. Ms. McLaughlin Korologos is retiring from the board of directors of Vulcan Materials Company as of May 14, 2004, the date of its annual meeting of shareholders.

Continuing Directors to serve until the 2005 Annual Meeting

CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 69, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products and writing and other papers. He is also a director of Kimberly-Clark Corporation; General Electric Company; The Home Depot; Investment Co. of America; Grupo ALFA; Grupo Mexico; Grupo Carso; Grupo Televisa; America Movil; Grupo Financiero Inbursa; and The Mexico Fund. Mr. Gonzalez is also an advisory director of Unilever NV/ PLC and is on the J. P. Morgan Chase International Advisory Council.

CARLOS M. GUTIERREZ. Mr. Gutierrez, age 50, has served as a director of the Company since January 1999. Mr. Gutierrez is Chairman of the Board, a position he has held since April 2000, and Chief Executive Officer of the Company, a position he has held since April 1999. Mr. Gutierrez also was President of the Company from 1998 until September 2003. He joined Kellogg de Mexico in 1975. He was appointed Executive Vice President and President, Kellogg Asia-Pacific in 1994, Executive Vice President-Business Development in 1996, and President and Chief Operating Officer in 1998. He is also a director of Colgate-Palmolive Company and a trustee of the W. K. Kellogg Foundation Trust.

WILLIAM C. RICHARDSON. Dr. Richardson, age 63, has served as a director of the Company since 1996. He is President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation and a trustee of the W. K. Kellogg Foundation Trust. He is also a director of CSX Corporation and The Bank of New York Company, Inc.

JOHN L. ZABRISKIE. Dr. Zabriskie, age 64, has served as a director of the Company since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 2001, he became Chairman of the Board of Directors of MacroChem Corporation. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is also a director of the following public companies: Array Biopharma, Inc.; Biosource International, Inc.; and MacroChem Corporation; and the following privately-held companies: Momenta Pharmaceuticals, Inc.; Dharmacon, Inc.; Nanopharma; Protein Forest, Inc.; and Cellicon.

Continuing Directors to serve until the 2006 Annual Meeting

JOHN T. DILLON. Mr. Dillon, age 65, has served as a director of the Company since 2000. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is also a director of Caterpillar Inc.

JAMES M. JENNESS. Mr. Jenness, age 57, has served as a director of the Company since 2000. He is Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising. Before joining Integrated Merchandising Systems in 1997, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman-North America and Latin America from 1993 to 1996. Mr. Jenness is also a director of International Multifoods Corporation.

L. DANIEL JORNDT. Mr. Jorndt, age 62, has served as a director of the Company since 2002. Mr. Jorndt retired in January 2003 as a director of Walgreen Co., the drugstore chain, and from his position as Chairman of the Board of Walgreen Co. He had been Chairman of the Board since 1999 and previously was Chief Executive Officer of Walgreen Co. from 1998 to 2002 and Chief Operating Officer and President of Walgreen Co. from 1990 to 1999.

WILLIAM D. PEREZ. Mr. Perez, age 56, has served as a director of the Company since 2000. He is President and Chief Executive Officer of S. C. Johnson & Son, Inc., a position he has held since 1997. Mr. Perez joined S. C. Johnson & Son, Inc. in 1970 and has held a number of senior positions. Mr. Perez is also a director of The May Department Stores Company.

ABOUT THE BOARD OF DIRECTORS

      The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, Consumer Marketing Committee, and Social Responsibility Committee.

      The Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions. The Executive Committee did not meet in 2003. The members of the Executive Committee currently are Mr. Gutierrez, Chairman, Dr. Carson, Mr. Gonzalez, Mr. Gund, Mr. Jenness, Dr. Richardson, and Dr. Zabriskie.

      The Audit Committee assists the Board in monitoring the integrity of the Company’s financial statements, the independence of the Company’s independent auditors, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. The Audit Committee also pre-approves all audit and permitted non-audit engagements and services by the independent auditors and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Company management and the independent auditors. It also has the sole authority to appoint or replace the independent auditors, which directly report into the Audit Committee, and is directly responsible for the compensation and oversight of the independent auditors. It met six times in 2003.

      The members of the Audit Committee currently are Mr. Dillon, Chairman, Mr. Jorndt, Ms. McLaughlin Korologos, Mr. Perez, and Dr. Zabriskie. Each of Mr. Dillon, Mr. Jorndt, Mr. Perez, and Dr. Zabriskie has been determined by the Board of Directors to be an “audit committee financial expert” (as that term is defined in paragraph (h) of Item 401 of SEC Regulation S-K). Each such person, as a chief executive officer, had experience actively supervising a principal financial officer or principal accounting officer, or both, as described under “Election of Directors.” Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Compensation Committee reviews and makes recommendations for the compensation of senior management personnel; reviews and recommends, subject to approval by the independent members of the Board, the corporate goals and objectives and compensation of the Chief Executive Officer; has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; administers employee benefit plans, to the extent provided in those plans, and reviews trends in management compensation; and provides advice and recommendations to the Board on these subjects. It met six times in 2003. The members of the Compensation Committee currently are Dr. Zabriskie, Chairman, Mr. Gonzalez, Mr. Gund, Ms. McLaughlin Korologos, and Dr. Richardson. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Finance Committee reviews matters regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met three times in 2003. The members of the Finance Committee are Dr. Richardson, Chairman, Mr. Dillon, Mr. Gonzalez, Mr. Gund, Mr. Jenness, Ms. Johnson, and Dr. Zabriskie.

      The Nominating and Governance Committee (a) assists the Board in identifying and reviewing the qualifications of candidates for Directors and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee chairs and members and changes in the Corporate Governance Guidelines to the Board; (d) monitors the performance of Directors and conducts performance evaluations of Directors; (e) leads the Board in its annual review of Board performance; (f) provides annually an evaluation of CEO performance used by the Board in its annual review of CEO performance; (g) considers and, if appropriate, approves waivers to Codes of Conduct and Ethics for directors and senior officers, respectively, and the Corporate Governance Guidelines; (h) makes an annual report on succession planning; (i) reviews Director compensation annually and recommends any changes to the Board; and (j) conducts an evaluation of each director prior to the time he or she is re-nominated to the Board. The Chairman of this Committee also presides at executive sessions of the Board. It met three times in 2003. The members of the Nominating and Governance Committee are Mr. Gund, Chairman, Dr. Carson, Mr. Gonzalez, Ms. McLaughlin Korologos, and Dr. Zabriskie. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Social Responsibility Committee reviews the manner in which the Company discharges its social responsibilities and recommends to the Board policies, programs, and practices it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met two times in 2003. The members of the Social Responsibility Committee are Dr. Carson, Chairman, Mr. Jenness, Ms. Johnson, and Dr. Richardson.

      The Consumer Marketing Committee reviews matters regarding the Company’s marketing activities, including strategies, programs, spending, and execution quality. It met two times in 2003. The members of the Consumer Marketing Committee are Mr. Jenness, Chairman, Mr. Gonzalez, Mr. Gund, Ms. Johnson, Mr. Jorndt, Ms. McLaughlin Korologos, Mr. Perez, and Dr. Richardson.

      The Board held eight meetings in 2003. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members and expected to attend during 2003.

      Under Corporate Governance Guidelines adopted by the Board:

•	a majority of the directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are to be independent, as such term is defined by the New York Stock Exchange and, to the extent required by law, the Securities Act of 1934;

•	the Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting the Company in advance;

•	non-management directors will meet in executive sessions at least three times annually;

•	the Board and Board committees will conduct annual self-evaluations;

•	the Board will conduct an annual review of the CEO’s performance in executive session, which will be used by the independent members of the Board in their determination of CEO compensation and performance;

•	any officer of the Company who is a director should resign from the Board when such individual ceases to be employed by the Company;

•	other directors who change their principal responsibility or occupation from that held when they were elected should volunteer to resign from the Board, although these directors should not necessarily leave the Board in every instance;

•	directors shall have free access to officers and employees of the Company;

•	all new directors shall participate in the Company’s orientation program;

•	no director may be nominated for a new term if he or she would be seventy-two or older at the time of election; and

•	no director shall serve as a director, officer, or employee of a competitor.

      The Board has also adopted stock ownership guidelines for directors, under which they generally are expected to hold at least five times their annual retainer in stock and stock equivalents, subject to a phase-in period.

      The Board has determined that all current directors (other than Carlos Gutierrez) are independent based on the following standards: (a) no entity of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, the Company and its consolidated subsidiaries in 2003 or 2002 in excess of the greater of (i) $1 million or (ii) two percent of that entity’s annual consolidated gross revenues: (b) no Director or any immediate family member employed as an executive officer received during 2003 or 2002 more than $100,000 per year in direct compensation from the Company and its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) neither the Company nor any subsidiary employed a Director in any position or any immediate family member as an executive officer of the Company or any subsidiary during 2003 or 2002; (d) no Director was employed by and no immediate family member was employed in a professional capacity or affiliated in a professional capacity with, the present or former independent auditor of the Company or any subsidiary during 2003 or 2002; (e) no Director or immediate family member served as an executive officer of another company at the same time as a current executive officer serves on the compensation committee of such company; and (f) no other material relationship exists between any Director and the Company or its subsidiaries.

Non-Employee Director Compensation and Benefits

      Each non-employee director currently receives an annual retainer fee of $55,000, $5,000 if he or she served as Chairman of a committee, $1,000 for each committee meeting attended (other than executive committee meetings held on the same day as a regular Board meeting), and reimbursement for all expenses incurred in attending such meetings. Non-employee directors receive no separate fees for attending Board meetings, and directors who are employees receive no fees for attending Board or Board committee meetings.

      Under the Non-Employee Director Stock Plan approved by Share Owners, each eligible non-employee director annually is granted options to purchase 5,000 shares of common stock and awarded 1,700 shares of common stock. These options are for ten-year terms and generally become exercisable six months after grant. These shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the “Grantor Trust”). Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.

      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer all or a portion of their cash compensation payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of the Company’s common stock. If dividends are declared by the Board, a fractional unit representing the dividend is credited to the account of each participating director. A participant’s account balance is paid in cash or shares of the Company’s common stock upon termination of service as a director, over a period from one to ten years at the election of the director.

      The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.

      Prior to December 1995, the Company had a Director’s Charitable Awards Program in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995, the Board voted to discontinue this program for directors first elected after December 1995.

      In addition to the standard benefits described above, on July 27, 2000, James M. Jenness, a director, was granted a non-qualified stock option to purchase what is now 100,000 shares of the Company’s common stock at $27 per share, the fair market price of the stock on July 27, 2000. This option contains the AOF provisions described in footnote (3) of the Summary Compensation Table on the next page.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the last three years concerning the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers.

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
		Salary	Bonus	Compensation	Awards	Options	Plan Payouts	Compensation
Name and Principal	Year	($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

Carlos M. Gutierrez	2003	$1,004,808	$1,685,600	$-0-	$-0-	844,782	$4,586,000	$117,036
Chairman of the	2002	936,538	1,776,500	-0-	-0-	856,163	-0-	88,566
Board and Chief	2001	887,500	1,277,600	-0-	382,500	789,763	-0-	10,880
Executive Officer
A. D. David Mackay	2003	657,757	775,000	-0-	-0-	176,372	1,207,600	64,682
President and	2002	579,000	900,000	-0-	-0-	173,082	-0-	47,031
Chief Operating	2001	504,000	660,000	83,442	188,980	649,400	-0-	10,880
Officer
Alan F. Harris	2003	554,981	840,800	-0-	335,650	195,572	914,000	50,104
Executive Vice	2002	534,615	575,100	-0-	-0-	197,051	-0-	32,385
President	2001	515,000	275,000	39,538	210,000	163,545	-0-	10,880
King T. Pouw	2003	472,362	641,700	-0-	839,125	142,480	959,400	48,459
Executive Vice	2002	427,142	519,800	-0-	-0-	159,130	-0-	34,086
President	2001	360,075	425,000	30,882	134,520	96,127	-0-	10,880
Jeffrey W. Montie	2003	443,272	572,900	-0-	671,300	63,637	568,600	44,655
Executive Vice	2002	399,315	506,400	-0-	-0-	70,700	-0-	30,805
President	2001	354,583	370,800	-0-	-0-	71,642	-0-	11,330

(1)	Represents payments to or on behalf of Messrs. Mackay, Harris, and Pouw, primarily under the Company’s Expatriate Compensation Program in connection with their relocation and moving expenses.

(2)	Messrs. Harris, Pouw, and Montie were awarded 10,000, 25,000, and 20,000 shares, respectively, of restricted stock in September 2003 under the Company’s 2001 Long-Term Incentive Plan. These awards are valued at approximately $378,000, $945,000, and $756,000, respectively, based on the closing price of Kellogg Company common stock on December 26, 2003. Additionally, Messrs. Gutierrez, Mackay, Harris, and Pouw were awarded 13,947, 6,892, 7,657, and 4,906 shares, respectively, of restricted stock in February 2001 under the Company’s 2001 Long-Term Incentive Plan. These awards are valued at approximately $527,197, $260,518, $289,435, and $185,447, respectively, based on the closing price of Kellogg Company common stock on December 26, 2003.

(3)	All the options granted contained an accelerated ownership option feature (“AOF”), including the AOF options described below. Under the terms of the original option grant, an AOF option is generally received when Company stock is used to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares so used. For AOF options, the expiration date is the same as the original option, and the option price is the fair market value of the Company’s stock on the date the AOF option is granted. During 2003, 2002 and 2001, respectively, Messrs. Gutierrez, Mackay, Harris, Pouw, and Montie received the following amounts of AOF options, included in the Summary Compensation Table, from their surrender of Kellogg Company stock to exercise an original option: Mr. Gutierrez, 384,782, 306,163, and 222,128; Mr. Mackay, 60,698, 22,282, and 0; Mr. Harris, 99,462, 72,151, and 50,445; Mr. Pouw, 43,980, 31,230, and 21,127; and Mr. Montie, 7,537, 0, and 1,342.

(4)	The Long-Term Incentive Payments were payments under a three-year 2001-2003 Executive Performance Plan. Under the Plan, the Committee approved three levels of performance for cumulative cash flow (as defined): threshold, budget, and maximum. No awards were to be paid for performance below threshold. Participants were to receive 100% of their targeted award for performance at budget and 200% of their targeted award for performance at maximum. Payments equal 200% of participants’ targeted awards, which they earned by achieving the maximum performance level under the Plan.

(5)	The amounts represent Company-paid life insurance premiums, dividends on unvested restricted stock, and Company-matching contributions on behalf of each named individual to the Kellogg Company Salaried and Supplemental Savings and Investment Plans. A limit in the Kellogg Company Supplemental Savings and Investment Plan on the contributions eligible for Company matching contributions was removed effective January 1, 2002.

Employment and Change in Control Agreements

      The named executive officers have agreements with the Company which become operative only if a “change of control” (as defined therein) of the Company occurs. The agreements provide that, during the three-year period after the change of control, the officers are entitled to receive a monthly base salary at least equal to the highest monthly salary earned during the twelve months before the agreements became operative, as well as annual bonuses at least equal to the highest annual bonus received during the three years before the agreements became operative. The agreements also provide for their continued participation in benefit plans during the three-year period, with those plans to generally be no less favorable, in the aggregate, than those in effect during the one hundred twenty day period before the agreements became operative.

      In addition, if during the three-year period, any of such executive officers terminates his or her employment for “good reason” (as defined), or if the Company terminates his or her employment for reasons other than “cause” or “disability,” he or she will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata bonus for the year of termination at target or, if higher, the bonus amount described below (the “Bonus Amount”); (b) three times the sum of his or her annual base salary and the Bonus Amount; and (c) the actuarial equivalent of the benefit that he or she would have received for three years of additional participation under the Company’s retirement plans (“Actuarial Equivalent”). The bonus amounts used to determine the amounts described in clauses (a) and (b) above are both equal to the higher of (1) the highest annual bonus earned for the three most recent years ended before the agreement became operative and (2) the most recent bonus (if any) earned for a year ended after the agreement became operative. A terminated executive officer would also continue to participate in the Company’s welfare benefit plans for three years after termination, would be eligible for continued vesting of his or her equity awards during this three-year period, and would receive outplacement benefits.

      In addition, under these agreements, the Company is obligated to pay each such executive officer a “gross up” payment to make him or her whole for any federal excise taxes on “excess parachute payments” owed on such severance payments and benefits or any other payments and benefits from the Company.

      Under the Kellogg Company Severance Benefit Plan, which was adopted in 2002, regular non-union U.S. employees (with some exceptions) may be eligible to receive designated severance pay benefits, which vary by pay grades and years of service (subject to minimums and maximums), if their employment is terminated for specified reasons, so long as specified conditions are met. The named executive officers (except for the Chief Executive Officer) would generally be entitled to receive two years of base pay and target bonus under this Plan, unless an employment agreement provides for a different amount. Specified medical, dental, and insurance benefits would also be provided (subject to plan provisions, including the payment of premiums) during this payment period. The amount to be provided to the Chief Executive Officer would be determined by the Board of Directors.

      Mr. Mackay has an agreement with the Company providing that he will be granted an additional six years of pension service credit if he works through December 31, 2005, with the Company or if, before that date, either the Company terminates him without “cause” (as defined) or he terminates his employment with the Company for “good reason” (as defined) after a notice and cure period. The agreement also provides that, if his employment is terminated by the Company for any reason (except for “cause”) prior to December 31, 2008, he or his estate would generally be entitled to payment for relocation back to Australia and any loss on the sale of one residence. The agreement also provides that if the Company terminates him without “cause,” or if he terminates his employment for “good reason” before December 31, 2005, he shall also be entitled to receive the benefits provided under the Kellogg Company Severance Benefit Plan described above. In addition, if his employment is terminated before December 31, 2005, at a time when he is entitled to receive the “change in control” benefits described above, he would be entitled to the additional six years of pension service credit on December 31, 2005, in addition to the “change in control” benefits described above, except that the three year time period used for calculating the Actuarial Equivalent under the “change in control” benefits is to be reduced by the time between the date of termination and December 31, 2005. The agreement also contains two-year non-compete and non-solicitation provisions.

      Mr. Harris has an agreement with the Company providing for an annual base salary of $560,500 per year (subject to standard periodic reviews) and participation in employee benefit plans that are generally made available to employees of Mr. Harris’ level. It also provides that he will be granted an additional three-and-one-half years of pension service credit if he works through December 31, 2005, with the Company or if, before that date, either the Company terminates him without “cause” (as defined) or he terminates his employment with the Company for “good reason” (as defined) after a notice and cure period. The agreement also provides that if the Company terminates him without “cause,” or if he terminates his employment for “good reason” before December 31, 2005, he shall also be entitled to receive the benefits provided under the Kellogg Company Severance Benefit Plan described above. The agreement also provides that, if Mr. Harris provides notice during the period between December 1, 2003, and ending April 30, 2004, of his desire to terminate his employment without “good reason,” Mr. Harris shall work through the earlier of September 30, 2004, or the date he obtains alternative employment, and the Company shall generally pay Mr. Harris’ salary and benefits through September 30, 2004, pay him a pro-rated bonus at target for 2004 under the Annual Incentive Plan, and, beginning October 1, 2004, the benefits provided under the Kellogg Company Severance Benefit Plan. In addition, if his employment is terminated before December 31, 2005, at a time when he is entitled to receive the “change in control” benefits described above, he would be entitled to the additional three-and-one-half years of pension service credit on December 31, 2005, in addition to the “change in control” benefits described above, except that the three year time period used for calculating the Actuarial Equivalent under the “change in control” benefits is to be reduced by the time between the date of termination and December 31, 2005. The agreement also contains two-year non-compete and non-solicitation provisions.

Option Grants in Last Fiscal Year

      The following table provides information regarding stock options granted during 2003 to the persons named in the Summary Compensation Table.

	Individual Grants

	Number of		% of Total
	Securities		Options
	Underlying		Granted to			Grant Date
	Options		Employees In	Exercise		Present
	Granted		Fiscal	Price	Expiration	Value
Name	(#)(1)		Year (%)	($/Share)	Date	($)(3)

C. M. Gutierrez	460,000		7.8	$30.18	2/21/13	$2,185,000
	8,341	(2)	0.1	33.385	1/31/10	39,600
	61,496	(2)	1.0	33.385	1/31/10	292,100
	135,171	(2)	2.3	33.385	2/16/11	642,100
	179,774	(2)	3.0	31.485	2/16/11	853,900
A. D. D. Mackay	116,100		2.0	30.18	2/21/13	551,500
	26,982	(2)	0.5	33.40	8/1/10	128,200
	3,860	(2)	0.1	35.165	8/1/10	18,300
	29,856	(2)	0.5	35.165	2/16/11	141,800
A. F. Harris	96,200		1.6	30.18	2/21/13	457,000
	45,035	(2)	0.8	32.795	2/16/11	213,900
	51,084	(2)	0.9	34.945	2/16/11	242,600
	3,343	(2)	0.1	34.945	1/31/10	15,900
K. T. Pouw	98,500		1.7	30.18	2/21/13	467,900
	19,525	(2)	0.3	32.825	2/16/11	92,700
	24,455	(2)	0.4	34.385	2/16/11	116,200
J. W. Montie	56,100		0.9	30.18	2/21/13	266,500
	7,537	(2)	0.1	33.385	1/31/10	35,800

(1)	These stock options were granted under the Kellogg Company 2001 Long-Term Incentive Plan (the “2001 Incentive Plan”). The options have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant (if non-qualified options), and generally include (a) the right to pay the exercise price in cash or, subject to approval, with shares of stock previously acquired by the optionee; (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive an AOF option, which is described in footnote (3) on page 12 of this Proxy Statement. The options generally vest as follows: 50% of the options granted vest one year after the date of grant and 50% vest two years after the date of grant.

(2)	These are AOF options.

(3)	Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For options granted in 2003, the calculations are based on a weighted average that assumes a dividend yield of 2.70%, volatility of approximately 25.75%, a risk-free rate of return of 1.89%, and an average expected term of three years. Optionees may decide to exercise their options either earlier or later than this assumed period, resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture of these options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pretax value realized from the exercise of stock options during 2003 and the value of in-the-money options held at December 27, 2003, by the persons named in the Summary Compensation Table.

			Number of Shares Underlying		Value of Unexercised,
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Gutierrez	418,916	$1,950,358	1,331,713	735,000	$4,711,058	$4,375,575
A. D. D. Mackay	69,263	512,500	305,164	691,500	1,819,532	6,925,823
A. F. Harris	120,394	728,923	456,378	158,650	1,231,410	930,698
K. T. Pouw	49,257	309,314	222,763	162,450	825,223	952,972
J. W. Montie	8,994	82,439	176,770	91,450	1,400,398	539,365

(1)	Based on the $37.80 per share closing price of Kellogg Company common stock on December 26, 2003, the last business day in the Company’s fiscal year.

Long-Term Incentive Plans-Awards in Last Fiscal Year

      The following table provides information regarding performance units granted during 2003 to the persons named in the Summary Compensation Table.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of Shares,	Performance or Other
	Units or Maximum	Period Until Maturation	Threshold	Target	Maximum
Name	Other Rights(#)(1)	or Payout($)(2)	($)(3)	($)	($)

C. M. Gutierrez	1,828,500	3 years	-0-	$1,828,500	$3,657,000
A. D. D. Mackay	600,000	3 years	-0-	600,000	1,200,000
A. F. Harris	425,000	3 years	-0-	425,000	850,000
K. T. Pouw	375,000	3 years	-0-	375,000	750,000
J. W. Montie	250,000	3 years	-0-	250,000	500,000

(1)	Awards were made in February 2003 under the 2001 Long-Term Incentive Plan of the Company for the achievement of gross margin improvement targets for a three-year period ending on December 31, 2005. The award of units represents the right to receive shares of the Company’s common stock equal to the dollar award valued on the vesting date if the performance objectives are achieved.

(2)	The awards will be earned and vest in February 2006 according to the terms of the Plan and relevant documents. The 2001 Long-Term Incentive Plan contains a “change in control” provision.

(3)	No awards are earned unless the minimum threshold is attained.

Kellogg Company Retirement Plans

      Retirement benefits under the Kellogg Company Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”), are payable to salaried employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Benefits are reduced by a portion of the retiree’s Social Security-covered compensation and, for retirees who were participants of a previous profit sharing plan, by certain amounts accrued pursuant to that plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity and include the payment of benefits under the Company’s Supplemental Retirement Plan and Excess Benefit Retirement Plan.

      At December 27, 2003, the credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were as follows: Mr. Gutierrez, 28 years; Mr. Mackay, 12 years; Mr. Harris, 19 years; Mr. Pouw, 25 years; and Mr. Montie, 16 years. The compensation covered by the Pension Plan is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus.

	Years of Service

Remuneration	10	15	25	35	45

$ 300,000	$43,615	$65,423	$109,038	$152,653	$197,653
$ 500,000	$73,615	$110,423	$184,038	$257,653	$332,653
$ 750,000	$111,115	$166,673	$277,788	$388,903	$501,403
$1,000,000	$148,615	$222,293	$371,538	$520,153	$670,153
$1,500,000	$223,615	$335,423	$559,038	$782,653	$1,007,653
$2,000,000	$298,615	$447,923	$746,538	$1,045,153	$1,345,153

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed of non-employee directors, all of whom meet the independence requirements of the New York Stock Exchange. The Committee is responsible for the establishment and oversight of executive compensation policies. The Company’s executive compensation program is significantly linked to Share Owner return. The emphasis is on pay for performance with individual, business unit, and corporate performance rewarded on an annual and long-term basis.

      The Company’s objective is to attract, retain, and motivate high-caliber executives who will deliver superior performance that enhances Share Owner value. To support this objective, the Company has developed performance-based executive compensation plans with compensation opportunities targeted at the 50th percentile of the Company’s peer group of companies. Awards will vary above or below the 50th percentile of the peer group based on performance.

      The Committee reviews and approves financial goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers at least annually and evaluates performance against those goals and objectives at the conclusion of each performance period. The Committee recommends to the independent members of the Board of Directors the compensation for the CEO and the other executive officers. In discharging its responsibilities, the Committee calls upon an independent outside consultant who acts on behalf of the Committee when working with management on matters that come before the Committee.

Compensation Principles

      To achieve the Company’s objectives, the Committee’s review of executive compensation incorporates the following compensation principles:

•	Compensation should encourage behavior that exemplifies the values that the Company believes are essential in building long-term growth in sales and profit, enhancing its worldwide leadership position, and providing increased value for Share Owners. These shared values are being passionate about our business, brands, and food; having the humility and hunger to learn; striving for simplicity; acting with integrity and respect; being accountable; and loving success.

•	Compensation should be competitive with comparable organizations and should reward performance and contribution to the Company’s objectives.

•	As employees assume greater responsibilities, a larger proportion of their total compensation will be “at-risk” incentive compensation (both annual and long-term), subject to individual, business unit, and corporate performance measures.

•	Consistent performance is expected against defined targets and measures.

•	Equity-based incentives are an effective method of aligning the interests of employees and Share Owners and encouraging employees to think and act like owners.

      The Committee believes that a compensation program guided by these basic principles works to ensure present and future leadership performance that will result in optimal returns to the Company’s Share Owners over time.

Total Compensation

      An executive’s total compensation is composed of salary, annual bonus, long-term incentives, and benefits. The target for total compensation for executives is the 50th percentile of a select group of seventeen companies (the “peer group”). These companies were chosen as a benchmark for establishing executive pay levels because of their superior reputation and performance and their relevance to Kellogg Company. Most of the companies that comprise the S&P Packaged Foods Index are included in this group.

Salaries

      Executive salaries are established through a survey of the peer group conducted by an independent compensation consultant. Executive salaries are targeted at the 50th percentile of this group of companies.

      The Company’s Executive Compensation Deferral Plan is intended to ensure that compensation is deductible under Section 162(m) of the Internal Revenue Code. Pursuant to this plan, which the Company was not legally required to adopt, the portion of any executive’s salary that is over $950,000 is automatically deferred. The deferred amount is credited to an account in the form of units that are equivalent to the fair market value of the Company’s common stock. The units are payable upon retirement.

Annual Bonuses

      Bonuses are a percentage of the executive’s base salary and are targeted at the 50th percentile of the peer group. The target bonus is adjusted for appropriate corporate, business unit, and individual performance factors, given the functions of the particular executive. Corporate performance was determined based on net sales, cash flow, and operating profit. In 2003, bonuses could range from 0% to 200% of the target bonus.

      The Company has a Senior Executive Annual Incentive Plan (the “Incentive Plan”) that is a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). The Compensation Committee administers the Incentive Plan. Awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the CEO, the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Incentive Plan shall not exceed 1% of the annual net income (as defined in the Incentive Plan) of the Company.

Long-Term Incentives

      In order to strengthen the mutuality of interest between key employees and the Share Owners of the Company, the Company’s long-term incentive program permits grants of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted shares, or performance units under the 2003 Long-Term Incentive Plan. The 2003 Long-Term Incentive Plan is designed to attract, retain, and reward key employees of the Company. Long-term incentives are targeted at the 50th percentile of the peer group. A large percentage of long-term incentive opportunity is delivered through stock options.

      The Company believes that option grants under the 2003 Long-Term Incentive Plan meet the requirements for deductible compensation under Section 162(m). The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its Share Owners.

      Pursuant to the 2001 Long-Term Incentive Plan, the Committee approved a program in early 2001 under which certain senior executives of the Company may receive a portion of their long-term incentives in performance units. This program is intended to focus senior management on critical multi-year operational goals, including cash flow, sales growth, and gross margin expansion. The number of units earned is based on the Company’s cumulative performance over a three-year period compared against one or more key performance measures and is generally settled in shares of the Company’s common stock. The Committee approved a second three-year cycle of this program commencing in 2002 and a third cycle commencing in 2003. The Committee feels that the first of these plans has played an important role in the strong cash flow performance the Company has achieved from 2001 through 2003.

Chief Executive Officer Compensation

      For 2003, the Committee determined the salary, bonus, and long-term incentive awards of the CEO substantially in conformance with the policies described above for all executives of the Company.

      The Committee evaluated the performance of the CEO based on the Company’s achievement of its long-term financial and non-financial objectives. The Committee has determined that the accountabilities for the CEO are business performance, strengthening the organization, and creating the future. The accountability for business performance includes stock price performance, operating profit and earnings per share growth, sales growth, and cash flow. The accountability for strengthening the organization includes developing the strongest possible senior management team, the strongest possible talent in core jobs within the organization, continuous upgrade of talent, and diversity in the workforce. Creating the future includes developing, monitoring, updating, and implementing long-term business strategies.

      In connection with business performance, the Committee considered that the Company’s total Share Owner return (share price appreciation plus dividends) was 15% in 2003, significantly above the 5% return of the S&P Packaged Food Index. This marked the third consecutive year of performance substantially greater than the Company’s peer group of large packaged food companies.

      Internal net sales growth (which excludes the impact of acquisitions, divestitures, and foreign currency translation) was 4%, which exceeded the 3% average of the Company’s peer group. In spite of significant investments in brand building, asset write-offs, impairments, and up-front costs related to cost-savings initiatives, earnings per share (EPS) increased by 10% in 2003. This growth was ahead of the Company’s long-term target of high single-digit growth. For the third consecutive year, cash flow exceeded expectations. The Company’s record cash flow performance during 2001-2003 restored its financial flexibility and enabled the Company to reduce its debt by $1.6 billion.

      In connection with strengthening the organization, the Committee recognized that Mr. Gutierrez has assembled a strong management team and took further steps in 2003 to develop future leaders within the Company by promoting and assigning new or additional responsibilities for key executives. In connection with creating the future, the Committee noted the continued success of the Company’s emphasis on value over volume and its commitment to secure future growth through investments in 2003 and brand building initiatives.

      The Committee does not assign relative weights or rankings to the foregoing factors, but instead makes a subjective determination based upon a consideration of all such factors. The Committee believes that Mr. Gutierrez’s total compensation for 2003 appropriately reflects the Company’s performance as measured against all factors described in the preceding paragraphs.

COMPENSATION COMMITTEE

John L. Zabriskie (Chairman)

Claudio X. Gonzalez
Gordon Gund
Ann McLaughlin Korologos
William C. Richardson

February 19, 2004

Stock Performance Graph

      The following graph compares the yearly change in the Company’s cumulative, five-year total Share Owner return with the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Standard & Poor’s Packaged Foods Index (the “S&P Foods”). The graph assumes that $100 was invested on December 31, 1998, in each of the Company’s common stock, the S&P 500, and the S&P Foods, and assumes that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG KELLOGG COMPANY, THE S&P 500 INDEX
AND THE S&P PACKAGED FOODS & MEATS INDEX

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

KELLOGG COMPANY	100.00	92.76	82.28	97.72	115.07	130.27

S&P 500	100.00	121.04	110.02	96.95	75.52	97.18

S&P PACKAGED FOODS & MEATS	100.00	78.65	99.58	101.59	104.48	113.01

*	$100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 27.

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Proposal 2.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2004

      PricewaterhouseCoopers LLP has been selected by the Audit Committee, which is composed entirely of independent directors, to be the independent auditor for the Company for fiscal year 2004. PricewaterhouseCoopers LLP was the Company’s independent auditor for fiscal year 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

      If the Share Owners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Proposal 3.

SHARE OWNER PROPOSAL

      The Sisters of Mercy, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, which holds 400 shares of Kellogg Company common stock, has notified the Company that they intend to present the following proposal at the Annual Meeting of Share Owners. The Society of St. Ursula, Rhinebeck, NY and the Ursuline Sisters of the Eastern Province of the U.S., Inc. are co-sponsoring this proposal.

      Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by Proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

REPORT ON IMPACTS OF GENETICALLY ENGINEERED FOOD

Kellogg Company

RESOLVED: Shareholders request that our Board review the Company’s policies for food products containing genetically engineered (GE) ingredients and report to shareholders within six months of the annual meeting. This report, developed at reasonable cost and omitting proprietary information will:

•	Identify the scope of the Company’s food products derived from or containing GE ingredients;

•	Identify the environmental impacts of continued use of GE ingredients in food products sold or manufactured by the company;

•	Outline a contingency plan for sourcing non-GE food ingredients should circumstances so require.

We urge that with this review, Kellogg address issues competitive advantage and brand name loyalty in the marketplace.

SUPPORTING STATEMENT

Indicators that genetically engineered food may be harmful to humans, animals, or the environment include:

—	The United States Department of Agriculture reported (7/2003) that 21 percent of all farms growing Bt corn in ten Midwestern states, equivalent to 26 percent of acreage, failed to comply with the Environmental Protection Agency’s refuge requirements designed to prevent insect immunity to Bt toxin. We believe protection of insect susceptibility to Bt is in the public good.

—	FDA does not assure the safety of GE products; it is the developer’s responsibility to assure that the food is safe. The FDA lacks both the authority and the information to adequately evaluate the safety of GE foods. (Center for Science in the Public Interest, 1/2003).

—	Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture requested that 155 acres of Iowa corn uprooted and incinerated (9/2002); 500,000 bushels of soybeans in Nebraska were quarantined due to contamination by small amounts of a test pharmaceutical/industrial crop (11/2002).

—	A report commissioned by the Pew Initiative on Food and Biotechnology (4/2003) casts doubt on the preparedness of the current post-market oversight program to achieve its traditional objectives, including the enforcement of regulatory restrictions and the detection and correction of unanticipated health or environmental problems.

—	The glyphosate herbicide is used widely by farmers who plant genetically engineered glyphosate resistant crops. Indications are that weed resistance to glyphosate is increasing (Penn State College of Agricultural Sciences News 5/30/03).

—	In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

Indicators of market resistance to GE-foods:

—	A Pew Global Attitudes survey (6/2003) indicates that Western Europeans and Japanese overwhelmingly oppose GE-foods for health and environmental reasons. In the United States 55% are opposed according to this survey.

—	Many of Europe’s larger food retailers [J.Sainsbury (UK), Carrefour (France’s largest retailer), Migros (Switzerland’s largest food chain), Delhaize (Belgium) Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)J have committed to removing GE ingredients from their store-brand products.

STATEMENT IN OPPOSITION TO THE PROPOSAL

Kellogg Company has provided quality food products to consumers for over 90 years. Kellogg has, and always will have, great concern for food safety. Although we recognize that the issues of biotechnology and genetically engineered foods raise concerns with certain consumers, Kellogg’s management and Board of Directors believe that the Share Owner proposal set forth above should be rejected for a variety of reasons, including the following:

•	We believe the proposal is not scientifically sound.

Based upon all of the scientific data available to date, Kellogg firmly believes all of the products that we sell, including those that contain ingredients developed through biotechnology, are safe. The U.S. Government agrees. The Commissioner of Food and Drugs at the U.S. Department of Agriculture, Mark B. McClellan M.D., Ph.D. offers the opinion “The Food and Drug Administration is confident that the genetically engineered food products on the U.S. market today are as safe as their conventionally bred counterparts.” The United States Department of Agriculture is one of three federal agencies, along with the Environmental Protection Agency and the U.S. Food and Drug Administration, primarily responsible for regulating biotechnology in the United States. For further information on the regulation and benefits of biotechnology we suggest that you visit the USDA website at www.usda.gov and click on the heading “Biotechnology.”

•	Preparing the report would be costly and could jeopardize the Company and Share Owners.

Preparing the report requested would require the Company to first determine which genetic modifications constitute “genetic engineering” and which do not. In addition, we understand that the use of genetic engineering with respect to some raw materials such as corn and soybeans is widespread. Given the difficulty of differentiating genetically modified ingredients from their unmodified counterparts with current test techniques, we believe that the requested report cannot be prepared at a reasonable cost. Additionally, publication of the Company’s business and product plans because of highly speculative opinions could jeopardize the business interests of the Company and its Share Owners.

•	Adopting the proposal would not aid in consumer understanding of the issue.

Some government leaders, scientists, religious leaders, and a wide range of individuals around the world believe that the use of biotechnology in foods could give us great benefits, including the ability to save and improve human lives by increasing food production, providing increased nutrients and possibly vaccines in food, and allowing for the reduced use of pesticides, helping to better preserve our environment for future generations. The proponents do not address these considerations.

The proponents also do not address the great progress made by farmers and scientists who have been improving products through cross-pollination and other breeding techniques for well over 100 years. This has led to an ever-improving food supply, producing crops that are larger, more resistant to insects and diseases, and more plentiful. We believe that our Share Owners will be better served if this progress continues while your Company remains sensitive to consumer concerns and product acceptance.

•	A somewhat related proposal was soundly defeated by Share Owners in 2000.

In 2000, a stockholder proposal requesting that the Board of Directors adopt a policy of removing generically engineered organisms from all products sold or manufactured by the Company, where feasible, was defeated by a vote of 8.4 million shares “For,” 332.8 million shares “Against,” with 10.8 million shares “Abstaining.”

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

Share Owner Recommendations for Director Nominees

      The Nominating and Governance Committee will consider Share Owner nominations for membership on the Board of Directors. For the 2005 Annual Meeting of Share Owners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and must be received by the Company not earlier than the 120th day prior to the 2004 meeting and not later than February 1, 2005. Recommendations must also include certain other requirements specified in the Company’s Bylaws.

      The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the criteria set forth in the Board of Directors Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Governance Committee also will consider a combination of factors for each nominee, including (a) the nominee’s ability to represent all Share Owners without a conflict of interest; (b) the nominee’s ability to work in and promote a productive environment; (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (d) whether the nominee has demonstrated the high level of character and integrity expected by the Company; (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effective respond to the complex issues encountered by a multi-national, publicly-traded company; and (f) the nominee’s ability to apply sound and independent business judgment.

      When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new director in light of the criteria described above and the skills and experience of the then-current directors. Directors are generally asked to recommend candidates for the position, and the Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Share Owners.

      Directors are expected to attend the Annual Meeting of Share Owners, and eleven of the twelve Directors attended last year’s Annual Meeting of Share Owners.

Share Owner Proposals for the 2005 Annual Meeting

      Share Owner proposals submitted for inclusion in the Company’s Proxy Statement for the 2005 Annual Meeting of Share Owners must be received by the Company no later than November 17, 2004. Other Share Owner proposals to be submitted from the floor must be received by the Company not earlier than the 120th day prior to the 2005 meeting and not later than February 1, 2005, and must meet certain other requirements specified in the Company’s Bylaws.

Communications with Board of Directors

      Mr. Gund, the Chairman of the Nominating and Governance Committee, presides at executive sessions of the Board of Directors. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Share Owners may wish to send to the Board of Directors may also be directly sent to Mr. Gund at this email address.

“Householding” of Proxy Materials

      The Securities and Exchange Commission permits companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Proxy Statements (and related documents) with respect to two or more Share Owners sharing the same address by delivering a single Proxy Statement (and related documents) addressed to those Share Owners. This process, which is commonly referred to as “householding,” potentially means extra convenience for Share Owners and cost savings for companies.

      A number of brokers with account holders who are Share Owners will be “householding” our Proxy materials. As indicated in the notice previously provided by these brokers to Share Owners, a single Proxy Statement (and related documents) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected Share Owner or Share Owners. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until the Company or the Company’s transfer agent receives contrary instructions from an affected Share Owner or Share Owners.

      Share Owners who currently receive multiple copies of the Proxy Statement (and related documents) at their address and would like to request “householding” of their communications should contact their broker or, if a Share Owner is a direct holder of shares of common stock, he or she should submit a written request to Wells Fargo Shareowner Services, the Company’s transfer agent, at 161 North Concord Exchange, South St. Paul, MN 55075; phone number: 877-910-5385. Share Owners who are now “householding” their communications, but who wish to receive separate Proxy Statements (and related documents) in the future may also notify Wells Fargo Shareowner Services. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement (and related documents) at a shared address to which a single copy was delivered.

Annual Report on Form 10-K; No Incorporation by Reference

      Upon written request, the Company will provide any Share Owner, without charge, a copy of the Company’s Annual Report on Form 10-K for 2003 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), to Ellen Leithold of the Investor Relations Department at that same address (phone: (269) 961-2800), or to investor.relations@kellogg.com. You may also obtain this document and certain other of the Company’s SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg Company website. Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors, the Code of Conduct for Kellogg Company directors, and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer, and corporate controller) can also be found on the Kellogg Company website under “Corporate Governance.” Amendments or waivers to the Global Code of Ethics applicable to the chief executive officer, chief financial officer, and corporate controller can also be found on the Kellogg Company website.

      Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “REPORT OF THE AUDIT COMMITTEE,” and “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (including the Stock Performance Graph)” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary H. Pilnick

Senior Vice President,
General Counsel and Secretary

March 17, 2004

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

recycled

KELLOGG COMPANY POST OFFICE BOX 3599 ONE KELLOGG COMPANY BATTLE CREEK, MI 49016-3599
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2004. Have the proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions for electronic delivery of information up until 11:59 p.m. Eastern Time on April 22, 2004. Have the proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL —
Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return to Kellogg Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Kellogg Company Board of Directors recommends a vote
FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR the following proposal.

1. ELECTION OF DIRECTORS (terms expiring in 2007) Nominees: 01) Benjamin S. Carson, Sr. 02) Gordon Gund 03) Dorothy A. Johnson 04) Ann McLaughlin Korologos	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR such proposal.

2. Ratification of independent auditor for 2004	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote AGAINST the following stockholder proposal. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposal.
3. Report on Impacts of Genetically Engineered Food	☐	☐	☐

NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

1

KELLOGG COMPANY

ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Share Owners of Kellogg Company to be held on Friday, April 23, 2004 at 1:00 p.m. at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

KELLOGG COMPANY
PROXY FOR ANNUAL MEETING OF SHARE OWNERS APRIL 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned appoints C. M. Gutierrez, and W. C. Richardson, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Share Owners of Kellogg Company to be held on April 23, 2004 and at any adjournments of the meeting, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.

2